EXHIBIT 4.1








TUCSON ELECTRIC POWER COMPANY
1994 OUTSIDE DIRECTOR STOCK OPTION PLAN










TUCSON ELECTRIC POWER COMPANY
1994 Outside Director Stock Option Plan

Table of Contents
                                                            Page
Section 1
Establishment, Purpose, and Effective Date of Plan

1.1     Establishment. . . . . . . . . . . . . . . . . . . . B-1
1.2     Purpose. . . . . . . . . . . . . . . . . . . . . . . B-1
1.3     Effective Date . . . . . . . . . . . . . . . . . . . B-1

Section 2
Definitions

2.1     Definitions. . . . . . . . . . . . . . . . . . . . . B-1

Section 3
Eligibility

3.1     Eligibility. . . . . . . . . . . . . . . . . . . . . B-2

Section 4
Administration

4.1     Administration . . . . . . . . . . . . . . . . . . . B-2

Section 5
Duration of Plan

5.1     Duration of Plan . . . . . . . . . . . . . . . . . . B-2

Section 6
Stock Options

6.1     Initial Grant. . . . . . . . . . . . . . . . . . . . B-2
6.2     Annual Awards. . . . . . . . . . . . . . . . . . . . B-3
6.3     Exercise Price . . . . . . . . . . . . . . . . . . . B-3
6.4     Vesting. . . . . . . . . . . . . . . . . . . . . . . B-3
6.5     Expiration . . . . . . . . . . . . . . . . . . . . . B-3
6.6     Payment. . . . . . . . . . . . . . . . . . . . . . . B-3
6.7     Agreement. . . . . . . . . . . . . . . . . . . . . . B-3
6.8     Lapsed Awards. . . . . . . . . . . . . . . . . . . . B-3
6.9     Restrictions on Stock Transferability. . . . . . . . B-3
6.10    Non-Transferability of Options . . . . . . . . . . . B-4
6.11    Beneficiary Designation. . . . . . . . . . . . . . . B-4

Section 7
Adjustment in Capitalization

7.1     Adjustment in Capitalization . . . . . . . . . . . . B-4

Section 8
Termination of Service
8.1     Termination of Service . . . . . . . . . . . . . . . B-4

                                                            Page
Section 9
Change in Control

9.1     In General . . . . . . . . . . . . . . . . . . . . . B-5
9.2     Definitions. . . . . . . . . . . . . . . . . . . . . B-5

Section 10
Amendment, Modification, and Termination of Plan

10.1    Amendment, Modification, and Termination of Plan . . B-6

Section 11
Requirements of Law

11.1    Requirements of Law. . . . . . . . . . . . . . . . . B-6
11.2    Governing Law. . . . . . . . . . . . . . . . . . . . B-6

TUCSON ELECTRIC POWER COMPANY
1994 Outside Director Stock Option Plan

Section 1
Establishment, Purpose and Effective Date of Plan

     1.1  Establishment. Tucson Electric Power Company, an
Arizona corporation, hereby establishes the "Tucson Electric
Power Company 1994 Outside Director Stock Option Plan" (the
"Plan") for non-employee members of the Board.

     1.2 Purpose. The purpose of the Plan is to enable the Company to attract and retain highly qualified non-employee members of the Board by providing to them a significant equity interest in the Company, and to help provide such non-employee members of the Board of Directors with reasonable and fair compensation.

     1.3 Effective Date. The Plan shall become effective immediately upon its adoption by the Board of the Company (the
"Effective Date") subject to its ratification by the shareholders of the Company and the receipt of any necessary governmental approvals.

Section 2
Definitions

     2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below:

          (i) "Annual Award Date" means the first and each succeeding anniversary of the Initial Award Date.

          (ii) "Board" means the Board of Directors of the Company.

          (iii) "Company" means Tucson Electric Power Company, an
     Arizona corporation.

          (iv) "Eligible Directors" means those non-employee members of the Board who are eligible to participate in the Plan under Section 3 hereof.

          (v) "Fair Market Value" means the average of the highest and lowest sales prices of the Stock as reported on the consolidated tape for securities listed on the New York Stock Exchange on a particular date. In the event that there are no Stock transactions on such date, the Fair Market Value shall be determined by utilization of the above formula as of the immediately preceding date on which there were Stock transactions.

          (vi) "Ineligible Directors" means those non-emeritus members of the Board who are not eligible to participate in the Plan.

          (vii) "Initial Award Date" means the first business day of the calendar month following the ratification of the Plan by the shareholders of the Company and the receipt of any necessary governmental approvals.

          (viii) "Option" means a "nonstatutory stock option" (an option which is not an incentive stock option as described under Section 422 of the Internal Revenue Code of 1986, as amended).

          (ix) "Stock" means the Common Stock of the Company, no par value.

Section 3
Eligibility

     3.1 Eligibility. All members of the Board are eligible to participate in the Plan, unless they are common law employees of the Company or emeritus directors of the Company.

Section 4
Administration

     4.1 Administration. The Ineligible Directors shall be responsible for the administration of the Plan. The Ineligible Directors, by majority action thereof, are authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary or advisable for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Ineligible Directors in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes and upon all persons whomsoever.

     The Ineligible Directors may, from time to time, appoint a Company employee to administer, construe and/or interpret the terms of the Plan.

Section 5
Duration of Plan

     5.1 Duration of Plan. The Plan shall remain in effect, subject to the Board's right to terminate the Plan pursuant to
Section 10 hereof, provided, however, that no Option may be granted under the Plan on or after the tenth (10th) anniversary of the Plan's effective date.





Section 6
Stock Options

     6.1 Initial Grant. On the Initial Award Date, each Eligible Director shall receive Options to purchase 6,000 shares of Stock, which shall be exercisable on the terms set forth herein. Each individual who becomes an Eligible Director after the Initial Award Date shall receive initial Options to purchase 6,000 shares of Stock on the date he becomes an Eligible Director. The shares of Stock to be delivered under the Plan may consist, in whole or in part, of authorized but unissued stock or treasury stock, not reserved for any other purpose.

     6.2 Annual Awards. On each Annual Award Date following the Initial Award Date, each person who is an Eligible Director on that date shall receive Options to purchase 6,000 shares of Stock, which shall be exercisable on the terms set forth herein.

     6.3 Exercise Price. Each Option granted hereunder shall have an exercise price equivalent to the Fair Market Value of the Stock on the day such Option is granted.

     6.4 Vesting. Awards made on the Initial Award Date, on the date of initial grant to an Eligible Director after the Initial Award Date, and on any Annual Award Date shall vest ratably and become exercisable in 1 /3 increments on each anniversary of the date of Grant.

     6.5 Expiration. Except as otherwise provided in Section 8.1 hereof, Options granted hereunder shall expire ten years from the date of the award of the Option.

     6.6 Payment. The purchase price of Stock upon exercise of any Option shall be paid in full either (i) in cash, (ii) in Stock valued at its Fair Market Value on the date of exercise or
(iii) by a combination of (i) and (ii) at the discretion of the Ineligible Directors. The Ineligible Directors in their sole discretion may also permit payment of the purchase price upon exercise of any Option to be made by (i) having shares withheld from the total number of shares of Stock to be delivered upon exercise or (ii) delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price. The proceeds from payment of option prices shall be added to the general funds of the Company and shall be used for general corporate purposes.

     6.7 Agreement. Options awarded under this Plan will be evidenced by an agreement in writing, signed by the Option holder and a duly authorized representative of the Company.

     6.8 Lapsed Awards. Subject to the express provisions of the Plan, if any Award granted under the Plan terminates, expires or lapses for any reason, any Stock subject to such Award again shall be available for the grant of an Award.

     6.9 Restrictions on Stock Transferability. The Ineligible Directors shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

     6.10 Non-Transferability of Options. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, ("ERISA"), or the rules thereunder.

     6.11 Beneficiary Designation. Each Eligible Director may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same participant, shall be in a form prescribed by the Ineligible Directors, and will be effective only when filed by the participant in writing with the Ineligible Directors during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to his estate.

Section 7
Adjustment in Capitalization

     7.1 Adjustment in Capitalization. In the event of any change in the outstanding shares of Stock that occurs after ratification of the Plan by the shareholders of the Company by reason of a stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock to be granted, the aggregate number of shares subject to each out-standing Option, and its stated exercise price, shall be adjusted appropriately by the Ineligible Directors, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

Section 8
Termination of Service

     8.1 Termination of Service. If the service of an Eligible Director is terminated for any reason other than involuntarily for cause, the rights under any then outstanding Option which has vested under Section 6.4 hereof shall terminate upon the expiration date of the Option or six months after the termination of service as an Eligible Director, whichever occurs first. Where the service of an Eligible Director is terminated by reason of death, the rights under any outstanding Option which has vested at the time of the Eligible Director's death may be exercised by the Eligible Director's personal representative within the time permitted under this paragraph. Where termination of services as an Eligible Director is involuntary for cause, rights under all Options shall terminate immediately upon termination of service.

Section 9
Change in Control

     9.1 In General. In the event of a change in control of the Company as defined in Section 9.2 below, all Options under the Plan shall vest 100%, and shall be immediately exercisable by the holder.

     9.2 Definition. For purposes of the Plan, a "change in control" shall mean any of the following events:

          (i) the Company receives a report on Schedule 13D filed with the Securities and Exchange Commission pursuant to
     Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") disclosing that any person, group, corporation or other entity is the beneficial owner directly or indirectly of thirty percent or more of the out-standing Common Stock of the Company;

          (ii) any person (as such term is defined in Section 13(d) of the Exchange Act, group, corporation or other entity other than the Company or a wholly-owned subsidiary of the Company, purchases shares pursuant to a tender offer or exchange offer to acquire any Common Stock of the Company (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person, group, corporation or other entity in question is the beneficial owner (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty percent or more of the outstanding Common Stock of the Company (calculated as provided in paragraph (d) of Rule 13d-3 under the Exchange Act, as amended in the case of rights to acquire Common Stock);

          (iii) the stockholders of the Company approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Common Stock would be converted into cash, securities or other property, or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or

          (iv) there shall have been a change in a majority of the members of the Board within a 24 month period unless the election or nomination for election by the Company's stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 24 month period.

Section 10
Amendment, Modification. and Termination of Plan

     10.1 Amendment, Modification, and Termination of Plan. The Board at any time may terminate, and from time to time amend or modify the Plan, provided, however, that any such action of the Board shall be subject to approval of the shareholders, to the extent required by Rule 16b-3 of the Exchange Act or otherwise by law.

     No amendment, modification, or termination of the Plan shall in any manner adversely affect any Option theretofore granted under the Plan, without the consent of the Option holder. In no event shall the provisions of this Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules thereunder.

Section 11
Requirements of Law

     11.1 Requirements of Law. The granting of Options and the issuance of shares of Stock upon the exercise of an Option shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

     11.2 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Arizona.